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                                                                    EXHIBIT 11.1

                          APPLIED DIGITAL ACCESS, INC.
                          ----------------------------
                       STATEMENT REGARDING COMPUTATION OF
                          NET INCOME (LOSS) PER SHARE

                 (Amounts in thousands, expect per share data)


                                                             YEAR ENDED DECEMBER 31,
                                                             -----------------------

                                                         1994           1995           1996
                                                         ----           ----           ----

Net income (loss)...........................           $10,620        $759           ($7,120)
                                                       =======        ====           =======


Reconciliation of weighted average
number of shares outstanding to amount
used in net income (loss) per share computation:


Weighted average number of
common share outstanding....................            10,542         11,806          12,084

Weighted average number of options and
warrants outstanding........................             1,549          1,042             --
                                                         -----          -----           -----

Weighted average number of common shares
and common share equivalents outstanding....            12,091         12,848          12,084
                                                        ======         ======          ======

Net income (loss) per share.................             $0.88          $0.06          ($0.59)
                                                         =====          =====          ======

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Computational Notes:
See Note 2 to Financial Statements